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                                  EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of BAM! Entertainment, Inc.

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-62436 of BAM! Entertainment, Inc. of our report dated August 15, 2001 (August 31, 2001 as to the last two paragraphs of Note 15), appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated August 15, 2001 relating to the consolidated financial statement schedule appearing elsewhere in such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
San Jose, California
November 13, 2001